PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	David A. Bowers
5430 LBJ Freeway, Suite 1700	Chief Executive Officer
Dallas, Texas 75240	Tel. 864-286-1122

COMPX REPORTS SECOND QUARTER 2016 RESULTS

DALLAS, TEXAS …August 3, 2016 … CompX International Inc. (NYSE MKT: CIX) announced today sales of $27.1 million for the second quarter of 2016 compared to $28.9 million in the same period of 2015.  Operating income was $3.7 million in the second quarter of 2016 compared to $4.3 million in the same period in 2015.  Net income for the second quarter of 2016 was $2.4 million, or $0.20 per diluted share, compared to $2.8 million, or $0.23 per diluted share, in the second quarter of 2015.

For the six months ended June 30, 2016, sales were $54.2 million compared to $56.8 million in the previous year.  Operating income was $7.1 million for the first six months of 2016 compared to $8.0 million for 2015.  Net income for the six months ended June 30, 2016 was $4.6 million or $0.37 per diluted share, compared to $5.2 million, or $0.42 per diluted share, in 2015.

Second quarter and year-to-date 2016 net sales and operating income decreased over the comparable 2015 periods primarily due to Security Products' sales for a government security end-user program that, as expected, did not recur in 2016.  The decreases in operating income for both comparative periods were also impacted by decreased leverage of fixed costs as a result of decreased production volumes partially offset by higher variable margins related to changes in customer and product mix, primarily in the Security Products segment.

"The Security Products and Marine Components segments both posted solid sales performances for the first half of 2016," commented David A. Bowers, CEO. "With the exception of the nonrecurring project for the single Security Products customer, first half sales matched the exceptional levels achieved in the previous year. Our Marine Components segment continues to grow its sales through diversification and innovation in product offerings. Though we see little movement in general economic conditions, we continue to seek new opportunities to gain share with existing customers and expand markets through value-added products and features in both of our segments."

CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 500 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2016	2015	2016

Net sales	$28.9	$27.1	$56.8	$54.2
Cost of goods sold	19.7	18.6	39.1	37.5
Gross profit	9.2	8.5	17.7	16.7
Selling, general and administrative expense	4.9	4.8	9.7	9.6
Operating income/income before taxes	4.3	3.7	8.0	7.1
Provision for income taxes	1.5	1.3	2.8	2.5
Net income	$2.8	$2.4	$5.2	$4.6

Basic and diluted net income
per common share	$0.23	$0.20	$0.42	$0.37

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	June 30,
	2015	2016
Assets		(Unaudited)

Current assets:
Cash and equivalents	$52.3	$51.3
Accounts receivable, net	8.8	12.4
Inventories, net	15.1	14.1
Prepaid expenses and other	0.7	1.4
Total current assets	76.9	79.2

Goodwill	23.7	23.7
Net property and equipment	33.6	33.3
Other noncurrent	0.6	0.6

Total assets	$134.8	$136.8

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$11.6	$10.0
Income taxes	0.5	0.6
Total current liabilities	12.1	10.6

Deferred income taxes	5.0	5.0
Stockholders' equity	117.7	121.2

Total liabilities and stockholders' equity	$134.8	$136.8